Exhibit 10.22

Confidential

SOFTWARE LICENSE AGREEMENT

THIS SOFTWARE LICENSE AGREEMENT (this “Agreement”) is entered into this 20th day of September, 2004 by and between Hanbitsoft, Inc., a Korean corporation organized and existing under the laws of the Republic of Korea, having its principal office at Specialty Construction Center 25F, 395-70, Shindaebang-2dong, Dongjak-gu, Seoul, Republic of Korea, IMC Games, Co., Ltd, a Korean corporation organized and existing under the laws of the Republic of Korea, having its principal office at 303, Seocho Hanshin Living Tower Bldg, 1533 Seocho-Dong, Seocho-Gu, Seoul, Korea 137–871 (“Licensor”) and Gamenow.net HK Limited, a company incorporated, organized and existing under the laws of Special Administrative Region of People’s Republic of China, having its principal office at 30/F CITIC Square, No. 1168, Nanjing Road (w), Shanghai, P.R.China. (“Licensee” or “GN”).

RECITALS

WHEREAS, Licensor possesses exclusive license and represents for the trademarks, copyrights, patents and other certain considerable know-how in the field of design, manufacturing, installation and safe of the Licensed Program(both defined here below) and every legal concern regarding the Licensed Program is fully empowered to Licensor, and

WHEREAS, Licensee desires to license such computer program for operating online game service in the Territory and Licensor is willing to grant to Licensee an exclusive license for such purposes on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and intending to be legally bound thereby, the parties agree as follows:

Unless otherwise defined in the context, the word “Licensor” shall indicate both “Hanbitsoft” and “IMC Games Co., Ltd”.

1 Definition

For the purpose of this Agreement:

1.1	“Affiliates” shall mean The9 Computer Technology Consulting (Shanghai) Co., as defined in Section 2.6 below.

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1.2	“Commercial Launch Date” shall mean the date when Licensee commercially launches the Licensed Program and start charging from the Subscribers within the Territory.

1.3	“Confidential Information” means information that (i) is confidential to the business of a party, including but not limited to, computer software source code, technical documentation and information regarding proprietary computer systems, marketing and product development plans, financial and personnel information, and other business information not generally known to the public, and (ii) is designated and identified as such by a party.

1.4	“Derivative Works” shall mean: (i) for material subject to copyright, registered or unregistered design protection, any work which is based on one or more preexisting works of the localized Licensed Program, such as revision, modification, improvement, upgrades, translation, abridgment, condensation, expansion, collection, compilation or any other form in which such preexisting works may be recast, transformed or adapted; and (ii) for material subject to trade secret protection, any new material, information or data relating to and derived from the Licensed Program, including new material which may be protected by copyright, patent or other proprietary right, and, with respect to each of the above, the preparation and/or use of which, in the absence of this Agreement or other authorization from the owner, would constitute infringement under applicable law.

1.5	“Designated Locations” shall mean the particular locations where Server Software are permitted to be used pursuant to the terms and conditions of this Agreement.

1.6	“Effective Date” shall mean the date on which this Agreement is executed by Licensor and Licensee.

1.7	“Error”(or “bug”) shall mean a defect in the code or routine of the Licensed Program making the hardware or software non-operational or mal-functional.

1.8	“Game Cards” shall mean the tangible or intangible cards (including, but not limited to prepaid card) containing a unique code (or other unique mark) purchased by Subscribers to play the Licensed Program. Licensee hereby is granted the exclusive rights to generate such cards according to the sales and marketing needs subject to article 8.1 (g).

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1.9	“Game Service” shall mean the online game service to the Subscribers in the Territory utilizing the Licensed Program and the Licensed Materials.

1.10	“Game Title” shall mean the name of an online game which is developed by Licensor and licensed to Licensee under this Agreement.

1.11	“Gold Master CD” shall mean a CD-ROM on which a localized version of the Client Software (as defined below) is recorded and which is delivered to Licensee for reproduction, sale and distribution to the Subscribers.

1.12	“Improvement(s)” shall mean modifications, enhancements, updates, or other non-material changes to the Licensed Program and the Licensed Materials.

1.13	“Intellectual Property” shall mean (i) patents, trademarks, service marks, trade and business names, logos, slogans, characters and designs, whether registered or not, and (ii) copyright, know-how, Confidential Information, domain names and any other similar rights protected in any country.

1.14	“License Fee(s)” shall mean cash payments made by Licensee to Licensor other than royalties and Minimum Guarantee, at the time of execution of this Agreement, on Open Beta Service Date, Commercial Launch Date and meet the requirements of MACU.

1.15	“Licensed Materials” shall mean all system and user documentation pertaining to the Licensed Program including, but not limited to the design or development specifications, support program and related technical textual and/or pictorial matter. All Improvements of such materials are also included in the definition of “Licensed Materials”.

1.16	“Licensed Program” shall mean the online game computer program in machine readable object code only (i) which is developed by IMC with the name used in Korea as Granado Espada (hereinafter as “GE”), and (ii) which consists of Server Software and Client Software. Any Improvements made to the Licensed Program are also included in the definition of “Licensed Program” as referred in Exhibit (A).

1.17	“Marks” shall mean trademarks, service marks, trade and business names, logos, slogans, characters or other properties that are used on or in association with the Licensed Program and the Game Service, whether registered or not, including but not limited to those specified in Exhibit (A) attached to this Agreement.

1.18	“Monthly Average Concurrent Users” shall mean the number of average concurrent users of the Licensed Program in any one month of the first year commencing from the Commercial Launch date (hereinafter as “MACU”). Calculation for MACU shall be subject to an hourly and simple average basis.

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1.19	“Object Code” shall mean the directly executable program in binary code derived from Source Code using a compiler or otherwise.

1.20	“Open Beta Service Date” shall mean the date when Licensee launches the beta version of the Game Service to general public in the Territory.

1.21	“Purchased-but-not-charged cards” shall mean the Game Cards purchased by the end users, but not charged to the end users’ Game account.

1.22	“Servers” shall mean computers with the Server Software installed therein at the designated Locations, including but not limited to, Web servers and game servers which are required for online gaming.

1.23	“Server Software” shall mean a computer program in regard to the Licensed Program which are installed in Servers.

1.24	“Source Code” shall mean all material necessary to enable a programmer of reasonable skill and experience to maintain and enhance software, including but not limited to, logic, logic diagrams, flow charts, orthographic representations, algorithms, routines, sub-routines, utilities, modules, file structures, coding sheets, specifications and the program instructions.

1.25	“Subscribers” shall mean persons who are allowed to connect to the Servers in order to play the Licensed Program in the Territory. The Subscribers consist of Paying Subscribers and Free Subscribers.

1.26	“Territory” shall mean the People’s Republic of China, including but not limited to Hong Kong SAR and Macau, excluding Taiwan.

1.27	“Upgrade Version” shall mean an online game which is developed by Licensor as a subsequent version (not a sequel) of the Licensed Program which uses the same title with the Licensed Program.

1.28	“Charged Game Cards” shall mean the Subscribers charge their account through GN or the Affiliates’ payment system after they purchase the Game Card.

2 Grant of Licenses

2.1 Use of Licensed Program Subject to the terms and conditions contained in this Agreement, Licensor grants Licensee an exclusive, non-transferable, non-sublicensable and royalty bearing right and license to do the following within the Territory, provided that such exclusive licensor shall be exclusive even against the Licensor.

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(a) The right to use the Server Software of the Licensed Program on the Servers within the Territory;

(b) The right to reproduce, pack, distribute and sell copies of the Client Software of the Licensed Program to Subscribers;

(c) The right to produce, distribute and sell the passwords and/or other access methods to the Subscribers to gain access to the Location of playing the Licensed Program;

(d) The right to use Licensed Materials pertaining to the Licensed Program;

(e) The right to utilize Licensed Materials pertaining to the Licensed Program to design, develop, manufacture, produce, distribute and/or sell the collateral products, promotional, novelty items or premium products such as T-shirts, stickers, and trinkets and other after-market products for solely marketing purpose, subject to Licensor’s prior written approval.

2.2 Use of Marks Subject to the terms and conditions contained in this Agreement, Licensor grants to Licensee during the term of this Agreement an non-exclusive, non-transferable and royalty bearing right to use and/or to modify the Marks and the Game Title for the purpose of advertising, promoting and marketing the Client Software and the Game Service in the Territory in a style and manner approved by Licensor in writing prior to such use. In such a case, the ownership of Marks belongs to Licensor as its own Intellectual Property.

2.3 Use of Know-how Subject to the terms and conditions contained in this Agreement, Licensor shall provide Licensee with the Confidential Information, excluding the Source Code, in relation to the operation of the Game Service.

2.4 No Right to Copy Except as otherwise provided in this Agreement, Licensee shall not copy, reproduce, modify, translate or create derivative works or excerpt any of the Licensed Program and the Licensed Materials for any purposes without the Licensor’s prior written approval. In case Licensee needs to modify Game Title for the marketing purpose in the Territory, Licensee should have Licensor’s prior written approval and the modified Game Title shall be owned by Licensor.

2.5 No Sublicensing Licensee has no rights to sublicense the Licensed Program or derivative works thereof save and except as stipulated in this Agreement.

2.6 Notwithstanding any of the provisions in this Agreement, Licensor agrees that Licensee shall have the right to sublicense to the Affiliates The9 Computer Technology Consulting (Shanghai) Co., Ltd. (“The9”, hereinafter) located at 30/F CI TIC Square, No.1168, Nanjing Road (w), Shanghai, P.R.China, and Jiu Cheng Information Technology Limited (“Jiu Cheng” hereinafter). Registered at Room 674-04, Building

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No.2, No.351, Guo Shou Jing Road, Zhang Jiang High-tech Park, Shanghai, China. In case of sublicensing by Licensee to The9 or Jiu Cheng for the purpose of legally operating the Licensed Program as stipulated in the foregoing, Licensee shall be required to notify Licensor in writing immediately after it signs the sublicensing contract.

3 Payments

3.1 License Fee In consideration of the grant of exclusive license for the Licensed Program in Territory, Licensee agrees to pay Licensor a fee of two (2) million United States Dollars, the sum of which shall be paid as follows;

(a)	Three hundred thousand (300,000) United States Dollars (non refundable and non recoupable) within 45 days after the Agreement has been signed

(b)	Seven hundred thousand (700,000) United States Dollars (non refundable and non recoupable) within 45 days commencing from the date of Open Beta Service Date of the Licensed Program within the Territory.

(c)	Five hundred thousand (500,000) United States Dollars (non refundable) within 45 days commencing from the date of Commercial Launch date of the Licensed Program within the Territory. The aforementioned five hundred thousand (500,000) United State Dollars shall be treated as prepaid royalties by Licensee to Licensor as set forth in Section 3.2 below, only if the number of MACU were never reached thirty thousand (30,000) within the first year after commercial launch.

(d)	Five hundred thousand (500,000) United States Dollars if the MACU of the Licensed Program has reached hundred thousand (100,000).

3.2 Royalties In addition to the License Fees specified in Section 3.1, Licensee shall pay Licensor royalties specified in Exhibit B.

3.3 Minimum Guarantee Licensee agrees to pay the following Minimum Guarantee amount regardless to the sales of the Licensed Program within the Territory to Licensor which is non-refundable and non-recoupable.

(a)	During the first 12 months of the Term (hereinafter as “the First Year”), the royalties payable to Licensor shall not be less than USD1.4 million.

(b)	For the subsequent 12 months commencing immediately after the expiry of the First Year (hereinafter as “the Second Year”), the royalties payable to Licensor shall not be less than USD1.4 million.

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(c)	For the subsequent 12 months commencing immediately after the expiry of the Second Year (hereinafter as “the Third Year”), the royalties payable to Licensor shall not be less than USD1.2 million.

(d)	The shortfall (if any) of the total royalties payable to Licensor pursuant to Section 3.2 for the year and the aforementioned Minimum Guarantee for the same year shall be paid to Licensor on a yearly basis, no later than fifteen (15) days after receiving the written notice from Licensor.

(e)	The failure by Licensee to make the payment stipulated in this Clause 3.4(d) will be a material breach of this Agreement, whereby Licensor may terminate this Agreement by a thirty (30) days’ prior written notice.

3.4 Time of Payments Licensee shall pay to Licensor the royalties under Section 3.2 on a quarterly basis, not later thirty (30) days after receiving invoice from Licensor. (The invoice shall not be sent out before the last day of each quarter).

3.5 Form of Payments During the term of this Agreement, within the first (1st) month after the end of each quarter, Licensee shall furnish Licensor with a copy of a royalty report in which Licensee shall specify the number of on-line players or customers or end-user of the preceding quarter, sales report of Game Cards and/or the other payment method (other than Game Card, including, but not limited to mobile, credit and etc.) and the royalties to be paid to Licensor hereunder with respect to such preceding quarter. The exchange rate for the royalty report will be official T/T buying rate of Bank of China on the day when the royalty report to be submitted after the end of such proceeding operation month. After receiving the royalty report, Licensor shall issue an invoice to Licensee within five (5) working days. All royalties to be paid to Licensor by the Licensee pursuant to Section 3.2 of this Agreement shall be paid in the currency of the United States Dollars.

3.6 Late Payments Any payments due to Licensor under this Agreement and not paid on the due date for payment shall bear annual interest at five percent (5%) (but in no event more than the maximum rate allowed by law) from the date when payment falls due to the date of actual payment.

3.7 Taxes

3.7.1 In the event that the People’s Republic of China government imposes any income taxes on any part of the royalties, License Fee and Minimum Guarantee requiring Licensee to withhold such tax from payments to Licensor in order to remit such payments to Licensor, Licensee shall withhold such tax from the payments.

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3.7.2 Licensee shall promptly furnish Licensor with official tax receipts issued by appropriate tax authorities or such other evidence as is reasonably requested by Licensor to establish that such taxes specified in Section 3.7.1 have been paid so as to enable Licensor to support a claim for credit against income taxes which may be paid by Licensor.

3.7.3 Unless otherwise agreed by the parties, all taxes (other than such withheld People’s Republic of China income taxes imposed on Licensor on its receipt of the royalties, License Fee and Minimum Guarantee), duties, assessments, fees and other governmental charges of any kind (including sales, use, excise taxes) which are imposed by or under the authority of any government or any political subdivision thereof on the royalties and any other payments shall be borne by Licensee and shall not be considered a part of, a deduction from or an offset against, the royalties and any other payment.

3.7.4 Licensee shall hold Licensor harmless from all claims and liability arising from Licensee’s failure to report or pay any such taxes, duties, assessments, fees and other governmental charges of any kind.

3.8 All payments under any provision of this Section 3 above shall be wire-transferred to a Licensor’s bank account. (which shall be provided to Licensee thru email.)

3.9 Licensee’s violation of any provision of this Section 3 above will be a material breach of this Agreement.

4 Records, Reports and Audits

4.1 Records Licensee shall maintain complete and accurate books and records in sufficient detail to reflect its operations under this Agreement and to enable the royalties accrued and payable under this Agreement to be determined.

4.2 Reports Licensee shall, at its expense, provide Licensor with a written, detailed and accurate report within fifteen (15) working days of the end of each calendar month for the prior month for the sales reports and game data reasonably requested by the Licensor of the Licensed Program made during such prior month period.

4.3 User’s Database By giving a 5 day prior notice to Licensee, Licensor shall have the right during office hours of Licensee to access to user’s database and billing database related to the Licensed Program in Licensee’s premises under Licensee’s guidance and subject to Licensee’s surveillance.

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4.4 Audits

4.4.1 Licensor shall have the right to appoint at its own cost (except as provided in Section 4.4.3 below) an Independent International Accounting Firm (hereinafter as “Accountant”) chosen from the Big 4, upon a seven (7) days’ prior written notice to Licensee to review the sales report on Game Cards and/or the sales through other payment methods without interfering with Licensee’s regular operation and business. Licensor shall not carry out more than one such audit in any one year.

4.4.2 Licensor or representatives of Licensor shall protect the confidentiality of Licensee’s confidential information and abide by Licensee’s reasonable security regulations while on Licensee’s premises and/or Designated Locations.

4.4.3 Licensee shall promptly reimburse Licensor for the entire costs of such review and inspection including, but not limited to reasonable professional fees, traveling and accommodation expenses if (and only if) the Accountant after such review reveals a material shortfall of royalties that should be paid by Licensee pursuant to Section 3.2, which shortfall is not a result of different accounting policies. Licensee shall also pay the shortfall in the royalties ascertained to be due from such review and inspection including any interest at the rate of twenty-five percent (25%) per year on the shortfall.

5 Delivery

5.1 Deliverables

(a)	Licensor shall deliver the initial Deliverable and Milestone Schedule (on the development of the Licensed Programs) within thirty (30) days following the Effective Date, and shall submit each Deliverable on the applicable date (each a “Delivery Date”) listed in the Implementation Plan. Licensor may accordingly modify the Implementation Plan schedule and Delivery Dates from time to time with the Licensee’s approval, should Licensor reasonably determine that Licensor will be unable to deliver a Deliverable on the applicable Delivery Date. Licensor shall provide the Licensee with the relative information to support the Milestone Schedule.

(b)	From the date this Agreement is executed, Licensor shall deliver to Licensee (i) Beta testing version(s) of the Licensed Program no later than end of Year 2004 and (ii) copies of the Licensed Materials in the quantities pursuant to mutually agreed period by both parties.

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5.2 After delivering the Gold Master CD, if Licensee discovers any Error, Licensee shall give prompt notice to Licensor and Licensor shall fix any Errors discovered in the Licensed Program on its own cost and in timely manner. Any notice of Licensee to Licensor regarding the misbehavior of the Licensed Program to the Licensor shall be answered in writing within two (2) working days from the date such notice is lodged. The time required to correct such Error shall be agreed by both Parties.

5.3 Testing By Licensor Licensor shall reasonably test each Deliverable and each material-patch of the Licensed Program before delivering it to Licensee. With each delivery of a Deliverable and a material-patch, Licensor will provide Licensee with a report which describes the following contents including but not limited to any material “Error” found during testing, features known to be missing or inoperative from such Deliverable and the changes in each Deliverable and material-patch. Such reported “Error” shall be fixed by the Licensor before the consequent Delivery Date.

5.4 Localizations Licensee agrees to fully localize the Licensed Program into simplified Chinese language. Licensor shall provide Licensee with Korean language text and voice files of the Licensed Program in a form reasonably prescribed by Licensee, and at no additional charge to Licensee. Licensee and Licensor shall mutually determine whether, for each localization hereunder, the foreign language translation will be fully localized (i.e., all text is translated and all audio is dubbed, re-recorded or subtitled, with localized packaging) or partially localized (i.e., with some but not all elements translated or otherwise localized). Licensee shall be solely responsible for providing any and all translated voice files and text files, and Licensor shall be solely responsible for the integration of such files as are provided by Licensee, at no additional cost, into the final translated versions of the applicable products required to be localized, subject to Licensee’s quality assurance review and approval procedures. All localizations shall be filed to the Licensor.

5.5 Quality Assurance Licensee shall provide a quality assurance team of Licensee’s personnel for the localization of the Licensed Program, any patches and localizations developed for distribution inside the Territory by Licensee. Notwithstanding anything contained in this Agreement to the contrary, Licensee shall be responsible, at its sole cost and expense, for the quality assurance of the Localized Alpha Version, Localized Beta Version, Localized Commercial Launch Version and Localized Gold Master, and the localized version of any Improvements.

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6 Technical Support/Assistance and Maintenance

6.1 Licensee shall provide its Subscribers with reasonable support and assistance.

6.2 Technical Support Licensor covenants that it now has and for the term of this Agreement will continue to have sufficient dedicated personnel to support its technical assistance and maintenance obligations hereunder. Mr. Hakkyu Kim ensures his effective and active lead to such dedicated technical team. Such dedicated technical team may provide the Licensee with sufficient, professional and dedicating technical support, which shall include but not limited to the development of the Licensed Program according to the needs of the local market within the Territory.

6.3 System Requirements

(a)	Licensee shall, at its own expense, arrange the Servers ready for installation of the Server Software therein. The Servers must satisfy the specifications assigned by Licensor prior to its installation. Licensee may assign any Internet Data Center (IDC) in the Territory upon specifications assigned by Licensor prior to its installation.

(b)	Licensee shall provide, or have a third party provide a secure payment system/gateway (the “Payment Gateway”) for the purchase of subscriptions, and Digital Assets, if any, by end users.

(c)	Both Parties shall use best efforts to provide security of the highest standards in the on-line games industry for the Licensed Program, Customer Information Database, Game Database, Payment Gateway, including, but not limited to the prevention of attacks by hackers, robots, worms, viruses and any other security threats to the Licensed Program, Payment Gateway, Game Database, Customer Information Database; While Licensee shall use best efforts to assure the security of the Licensee’s Servers.

(d)	Licensee shall conduct the BETA Version Testing.

(e)	Licensee shall provide the physical space and environment (including, without limitation, electrical, ventilation, moisture, temperature, cleanliness, etc.) that will enable the Licensed Program, Payment Gateway, Customer Information Database and Game Database to function efficiently.

(f)	Licensee shall enable Licensor to access the Localized Licensed Program for the purpose of modifying, improving, or providing patches for same.

(g)	Licensee shall enable Licensor to access online performance reports in

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regard to use of the Localized Licensed Program, Game Database and Customer Information Database by end users of the Licensed Program in a form and format and frequency to be mutually agreed upon by the parties.

(h)	Licensee shall provide sufficient communications bandwidth to enable proper access to the localized Licensed Program by Subscribers under normal conditions and ensure efficient access to the localized Licensed Program by Subscribers without abnormal communication delays.

(i)	Licensee shall implement terms and conditions and a privacy policy for the Licensed Program, Payment Gateway, Game Database and Customer Information Database which complies with all applicable laws and regulations and is subject to Licensor’s approval, which approval shall not be unreasonably withheld or delayed.

(j)	Licensee shall monitor the Licensed Program, Payment Gateway, Game Database and Customer Information Database to ensure that such are being used for lawful purposes and any parameters and mutually agreed to by the parties.

(k)	Licensee shall ensure that the localized Licensed Program, Payment Gateway, Game Database and the Customer Information Database comply with any and all applicable laws, regulations and Internet best practices.

(l)	Licensee shall maintain a customer support staff for the Licensed Program and provide Licensed Program customer support.

(m)	Licensee shall maintain redundant off-site back-up for all data and information necessary to recover operations of the Licensed Program, Game Database and the Customer Information.

6.5 Maintenance Licensor shall exercise its best efforts to maintain the Licensed Program free of Errors at no cost to Licensee for the term of this Agreement in accordance with the following procedure;

6.5.1 In the event Licensee discovers Errors in the Licensed Program which cause the Licensed Program not to operate in material conformance to Licensor’s specifications, Licensee shall submit to Licensor a written report, via e-mail or by facsimile, describing the nature of such Errors in sufficient detail to permit Licensor to reproduce and/or correct such Errors.

6.5.2 Upon receipt of any such written reports, Licensor agrees to use its best efforts to respond to the reported Errors at the latest within forty eight (48) hours and prepare an update or patch program in a timely manner to correct such Errors as early as practicable.

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6.6 Hacking Both Licensor and Licensee shall use their best efforts to protect the Servers from hacking. In the event Licensee discovers any hacking activities, Licensee shall submit to Licensor a written report, via e-mail or by facsimile, describing the nature of such activities in sufficient detail to permit Licensor to provide preventive measures. Upon receipt of any such written report, Licensor agrees to use its best efforts to respond to the reported hacking activities on an urgent basis.

6.7 Upgrade Licensor shall provide Licensee with the Upgrade Version of the Licensed Program from time to time within the period as set forth in the attached Implementation Plan free of charge.

6.9 Technical Support Team On Licensee’s request, Licensor shall provide in writing within a reasonable time the names of personnel assigned to give technical support and maintenance to Licensee as provided in this Section 6. As the Licensee may need technical services according to the need of the local market from time to time, Licensor agrees that the aforementioned technical supporting team shall be set up within 1 month before the Open Beta Testing Date. On Licensor’s request, Licensee shall provide a list with the names of the employees designated to receive technical support and maintenance from Licensor. Either party may change the names on such lists at any time by providing written notice to the other party. Licensor will ensure Mr. Hakkyu Kim will remain as the active leader of such technical support team during the term of this Agreement.

6.10 Beta Testing Following Licensor’s delivery of the Beta Version, Licensee shall commence testing of the Beta Version and all of the elements of the Licensed Program, including, but not limited to the Payment Gateway, the Servers, the Customer Information Database and Game Database.

(a)	Testing of Licensee Servers, Payment Gateway, Game Database and Customer Information Database Prior to commencing any testing with end users, Licensee shall implement and test the security methods selected for the Servers, Payment Gateway, Game Database and Customer Information Database and the functionality of the Servers, Payment Gateway, Game Database and Customer Information Database to ensure that such security methods and functionality are of a quality that is no less than the highest standards available in the online games industry. Licensee shall provide Licensor with (i) periodic reports during such testing and (ii) additional reports in a timely manner following Licensor’s request regarding the status of such testing. The testing

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required under this Section shall include testing of any Servers managed, controlled, operated or owned by Licensee’s Affiliates and/or sub-licensees. Licensee shall immediately terminate any agreement with any Licensee sub-licensee which has failed to provide the security methods or functionality required under this Section, Upon completion of Licensee’s testing procedures, Licensee shall submit a testing report to Licensor for the Servers, Payment Gateway, Game Database and Customer Information Database in the Territory for Licensor’s approval. Licensor shall have ten (10) working days to review such report and suggest on the security methods and functionality provided by Licensee, its Affiliates and/or its sub-licensees within the Territory. Licensee shall take the Licensor’s suggestion into account and may make amendment at Licensor’s reasonable requests.

(b)	Testing of Beta Version Following Licensor’s acceptance of the Licensee Servers, the Payment Gateway, Game Database and Customer Information Database, Licensee shall issue an amount of temporary Licensed Program accounts to be mutually determined by the parties, to the Licensee’s quality assurance team for the purpose of testing the Beta Version and the Game Database for a period of time to be mutually determined by the parties. Licensor will use best efforts to correct and/or provide avoidance procedures and/or work-arounds for any Design Errors reported by Licensee at no charge within a reasonable period of time (following Licensee’s completion of the testing of the Beta Version.

7 Training

7.1 Training On Licensee’s request, Licensor will provide training to Licensee’s personnel for the Licensed Program. Training will be in the areas of engineering, use and maintenance of the Licensed Program, operations, sales and marketing. Training will be conducted at times mutually agreeable to Licensor and Licensee. Training period will be discussed and agreed by both parties.

8 Responsibilities of Licensee and Licensor

8.1 Licensee is responsible for the following actions:

(a)	Procuring and operating the Servers and operating systems to run the Server Software in accordance with the specifications;

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(b)	Establishing adequate operational back-up provisions to protect against data loss and/or a defect or malfunction that renders the Server Software or the Servers non-operational.

(c)	Exercising its best efforts in distributing, advertising, promoting, marketing the Client Software and the Game Service; and

(d)	Selling the Client Software and Game Cards either to legitimate wholesalers or to legitimate retailers for resale and distribution to the Subscribers;

(e)	Quality Control Licensee shall maintain manufacturing standards equal to those of Licensor in the Republic of Korea, which standards Licensee acknowledges and is familiar with. Any material change involving any alteration in the structure, quality or design of the Licensed Product and the supplied know-how relating thereto, shall be subject to the prior written notice of Licensor.

(f)	Licensee shall generate and distribute the Game Card for only use of Licensed Program. However, by mutual consent, Licensee shall generate and distribute Game Card which is jointly used with other published titles by Licensee.

(g)	Licensee shall respond all matters arising out of any payment relating to sublicense.

8.2 In order to fulfill the responsibilities specified above, Licensee shall provide Licensor with a master business plan which includes the marketing plan for the Game Cards and Game Service and information of the commercial plan and pricing policy for the Licensed Program. The commercial plan and pricing policy shall be discussed by both parties prior to the start of the Commercial Service in the Territory.

8.3 Licensor shall have the sole and exclusive responsibility for the design, development and maintenance of the “look and feel,” game play and all other aspects of Licensed Program. Licensor shall do the following in the course of hosting and maintaining the Licensed Program;

(a)	The Licensed Program shall be provided by Licensor within mutually agreed period in synchronous with that of the updated Korean Version.

(b)	Licensor shall provide the Licensee with a close beta version of the Licensed Program no later than the end of year 2004.

(c)	Licensor shall use best efforts to promptly fix Design Errors as Licensor is made aware of same.

(d)	Licensor shall use best efforts to provide adequate security for the Licensed Program and Game Database, including, but not limited to the prevention of attacks by hackers, robots, worms, viruses and any other security threats to the Licensed Program and Game Database.

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(e)	Licensor shall assist the Licensee regarding Licensed Program customer support.

(f)	Licensor shall use best efforts to solve any cheating tool reported by Licensee in a timely manner.

(g)	Licensor shall use best efforts to develop contents for local market within the Territory at the reasonable request by Licensee.

(h)	for every patch of the Licensed Program or updated version of the Licensed Program, provide Licensee with detailed description documents including but not limited to Licensed Program parameters adjustment description documents for helping Licensee to use all new features of the Licensed Program;

8.4 Marketing Requirements

(a)	Licensee shall notify Licensor of all advertising, promotional, and marketing materials, items of the Licensed Program, and promotional product manufactured hereunder. Licensee shall attach in a prominent position, suitable to Licensor, a stamping as well as related logos, such as copyrights marks, which shall indicate that the item has been manufactured under license from Licensor.

(b)	Licensee agrees to be solely responsible for all the damages occurred by failure of the execution of the above clause.

(c)	All other after-market products are solely used for marketing purpose only; as referred in term 2.1 (e).

(d)	Separate contracts are required if Licensee desires to have the license of other after market products, except the Licensed Program, for commercial purpose within the Licensed Territory.

8.5 Right of First Refusal

(a)	In the event that Licensor has developed a continuous version of Licensed Program named GE2 (for example only), Licensor agrees that Licensee shall have the priority of obtaining the exclusive right of operating the continuous version of the Licensed Program in the Territory, further provided that, the increase and/or change in contents or graphics less than 30% as compared to the Licensed Program will be regarded as the Improvements of the Licensed Program, instead of the continuous version as aforementioned.

(b)	In the event that Licensor has planted the Licensed Program on the mobile platform, Licensee shall have the priority to obtain the exclusive right of operating such mobile Licensed Program.

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8.6	The failure execution of paragraph 8.3 (b) by Licensor will be construed as a material breach of this Agreement, in which event, notwithstanding the other provisions of this Agreement, Licensee may terminate this Agreement as set forth in Section 13.5 below without the necessity to give prior notice to Licensor, and require Licensor to return all License Fee(s) and/or royalties paid so far for the Licensed Program hereunder without prejudice to the rights of Licensee to claim further compensation against Licensor. In addition, the Licensee may be exempted from the obligation to pay the Minimum Guarantee as set forth in Clause 3.4 for Licensor’s violation, failure, delay or reluctance of execution of any paragraphs in Section 8.3 other than 8.3 (b) which lead to materially affect the operation of the Licensed Program

9 Ownership of Intellectual Property

9.1 Ownership Licensee acknowledges that rights to Intellectual Property in relation to the Licensed Program, all Improvements thereof and Licensed Materials and modified marks shall be and remain the exclusive property of Licensor whether or not specifically recognized or registered under applicable law. Licensee will not, during or after the term of this Agreement, claim any right, title, interest in any of the Licensor’s rights to Intellectual Property.

9.2 Licensee’s Obligation Licensee shall not, and it shall not cause or assist any third party to, register or attempt to register, in its own name or otherwise, any of the Licensor’s Marks and Game Title owned by or associated with Licensor or any similar forms of Marks and Game Title.

9.3 Ownership of User’s Database

9.3.1 Both Licensor and Licensee shall co-own the rights to user’s database and billing database.

9.3.2 Unless otherwise defined in this Agreement, Licensor shall only use user’s database and billing database as follows :

(a)	For marketing, promotion, service of the Licensed Program in Territory upon termination of this Agreement.

(b)	For perpetual service of the Licensed Program Upon termination of this Agreement.

(c)	With a cautious attitude and on a confidential basis.

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9.4 Ownership of Derivative Works The ownership of any Derivative Works created or invented based on the Localized Licensed Program shall be mutually agreed by the Parties. In the event that there are any revenues generated through the sales of such Derivative Works, the parties shall share such revenues on a mutually agreed ratio. Notwithstanding the forgoing, all rights related with the official website of the Licensed Program, including but not limited to the domain name, shall be owned by the Licensee.

9.5 Reverse Engineering Licensee shall not decompile, reverse engineer or otherwise attempt to derive or modify the Licensed Program including the Source Code thereof. Licensee shall not merge the Licensed Program with another software program.

9.6 Copyright and Trademark Notices Licensee shall assure that all Licensed Program and Licensed Materials sold and distributed by Licensee will include copyright and trademark notices set forth in Exhibit (A). Such notices shall (i) be affixed in a prominent location on the media, in the Licensed Materials on the media packaging, and, if applicable, in a readable file in the code, and (ii) appear on at least one display screen for at least two seconds during execution of the Licensed Program, and (iii) Licensor shall have prior approval of the size, manner, appearance and location of the Licensee Trademarks in such areas, which approval shall not be unreasonably withheld; and (ix) the Licensee Trademarks shall not be larger or more prominent than any Licensor Trademarks appearing in the same location.

10 Warranties and Limitations on Liability

10.1 Warranty

(a)	Licensor warrants that it has the sufficient right, title and interest in the Licensed Program and Licensed Materials to enter this Agreement.

(b)	Licensee has full power and authority to enter into this Agreement and to fully perform its obligations hereunder.

(c)	Licensor is the owner of the Licensed Program and has the full and unfettered right to grant the licenses hereunder without the necessity of obtaining any approval, consent or permission of a third party other than IMC, and the licenses granted hereunder are free of any encumbrances or third party right

(d)	To the best of its knowledge, the Licensed Program does not infringe upon any third party’s Intellectual Property Rights and that it has not been notified of nor does it currently anticipate the possibility of such infringement.

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(e)	Licensee shall use its best efforts to ensure that the use of the Licensed Program within the Territory shall be in compliance with all applicable laws, statutes, ordinances and regulations of the Territory.

10.2 Warranty of Payments Licensee represents and warrants that to its best knowledge and information at the time of signing this Agreement in making payments of all License Fees, royalties, Minimum Guarantee and other payments to Licensor in United States dollars under this Agreement does not violate the relevant regulations and laws of the People’s Republic of China.

10.3 Licensee shall solely be responsible for any and all obligations to Subscribers imposed by the government of the Territory and Licensee shall indemnify and protect Licensor against any and all claims by Subscribers due to faults attributable to Licensee in the event that Licensee terminates the service of Licensed Program to Subscribers for any reason whatsoever and/or terminates this Agreement for any reason whatsoever.

10.4 Limitations and Liability In no event shall Licensor be liable for any loss of data, or profits or special, incidental, indirect or consequential damages arising out of or in connection with the use or performance of the Licensed Program, unless such loss were caused by the defects of the designing of the Licensed Program or the Error or is due to the default of Error.

10.5 Licensee may use the names, trademarks, service marks and the related logos owned by Licensor only for the purpose as set forth in Section 2. Licensee may change and/or create a new title of the Licensed Program to suit the local customs, language and culture only with a prior written approval from Licensor. Licensee will notify Licensor immediately of any known use in the Licensed Territory of Licensor’s established names, patents or trademarks by others. Licensee will assist Licensor with reasonable commercial effort in procuring Licensor’s trademarks and patents in the Licensed Territory, at Licensor’s expense, and will assist Licensor in enforcing Licensor’s rights. Licensee acknowledges Licensor’s invention of the Licensed Program and will respect any patent application and grants files or received by Licensor in the Licensed Territory.

10.6 Disclaimer of Warranties. THE WARRANTIES SET FORTH HEREIN BY LICENSOR ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY LICENSOR. EXCEPT AS MAY BE SET FORTH HEREIN, THE WORK IS LICENSED “AS IS” WITHOUT WARRANTY OF ANY KIND. LICENSOR DOES NOT WARRANT THAT THE WORK IS ERROR-FREE OR THAT ITS USE WILL BE UNINTERRUPTED.

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LICENSOR EXPRESSLY DISCLAIMS, AND HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANT ABILITY WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

11 Confidential Information

11.1 Confidential Information belonging to Licensor includes, without limitation, the Licensed Program, the Source Code thereof, and the Licensed Materials. For avoidance of doubt, the Source Code obtained by Licensee from any third party, is the Confidential Information of Licensor.

11.2 Confidential Information and all physical embodiments thereof received by either party (the “Receiving Party”) from the other party (the “Disclosing Party”) during the term of this Agreement are confidential to and are and will remain the sole and exclusive property of the Disclosing Party. At all times, both during the term of this Agreement and after its termination, the Receiving Party shall hold all Confidential Information of the Disclosing Party in confidence, and will not use, copy or disclose such Confidential Information or any physical embodiment thereof (except as permitted by this Agreement or for the compliance with the laws and regulations), or cause any of the Confidential Information to lose its character as confidential information.

11.3 Within thirty (30) days after the termination of this Agreement, the Receiving Party shall deliver to the Disclosing Party all Confidential Information belonging to the Disclosing Party, and all physical embodiments thereof, then in the custody, control or possession of the Receiving Party.

12 Infringement and Indemnification

12.1 Notices Licensee shall immediately notify Licensor if it becomes aware of (i) any threatened or actual liability claim by a third party relating to the Licensed Program and (ii) any unauthorized use of the Licensed Program and Licensed Materials or infringement of Licensor’s rights to Intellectual Property therein.

12.2 Licensor shall defend Licensee against and indemnify Licensee from and against any damages, liabilities, costs and expenses arising out of any claim that the Licensed Program infringes a valid copyright, trade secret or other intellectual property right of a third party, PROVIDED THAT Licensee gives Licensor prompt, written notice

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of any such claim and all reasonable cooperation, information and assistance to defend such claim. Licensor shall have sole control and authority with respect to the defense, settlement, or compromise thereof. Licensee may appear in such action with counsel of its choice, at its own expense.

12.3 Licensor shall have no liability or obligation to Licensee under Section 12.2 if such claims, damages and liabilities result from (i) Licensee’s breach of any term of this Agreement, (ii) Licensee’s unauthorized use of the Licensed Program, or (iii) modifications, alterations or enhancements of the Licensed Program, which are not created by Licensor.

13 Termination

13.1 This Agreement shall be in force and effect from the Effective Date and continue for thirty-six (36) months after the date of the Commercial Launch Date of the Licensed Program and shall continue from year to year on an annual basis thereafter unless either Party gives notice to the other not less than thirty (30) days prior to the expiration of the current term that it will not renew this Agreement when such current term expires.

13.2 The parties may terminate this Agreement by mutual consent upon such terms as they may agree in writing.

13.3 Licensor may terminate this Agreement immediately if Licensee fails to gain approval from the Government of the People’s Republic of China within eight (8) months (hereinafter as “Period”) from the date that the Licensed Program is submitted to the Government of PRC, provided that such Period shall not include the time which is necessary for modifying the Licensed Program to meet with the Government’s requirements.

13.4 Unless otherwise required in this Agreement or by Laws/Regulations, if one party breaches any material provision as set forth in this Agreement, the non-breaching party may terminate this Agreement by giving fifteen (15) days written notice of termination to the breaching party. If the breach is capable of being cured and the other party acts diligently and continuously to cure such breach within the fifteen (15) days, the termination shall not become effective.

13.6 Unless otherwise required in other provisions, this Agreement may be terminated by seven (7) days written notice if;

(a)	Royalties and License Fees payments due to Licensor under Section 3, or any part thereof, become thirty (30) days or more overdue;

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(b)	The Licensor fails to execute the Implementation Plan in a timely manner.

(c)	The confidentiality provisions contained in Section 11 are breached by either Party;

(d)	If Licensee attempts to obtain the Source Code of the Licensed Program; or

(e)	Either Party files a voluntary petition in bankruptcy or receives notice of a third party’s intention to file an involuntary petition in bankruptcy.

14 Effects of Termination

14.1 Survival of Rights and Obligations Upon termination of this Agreement, all rights and obligations hereunder shall cease except (1) the right to receive the accrued royalty, (2) the warranties expressly set forth in Section 10, and (3) the keeping of confidential information as provided in Section 11 hereunder within one (1) year after the termination of this Agreement and any other rights, the continuing protection of which is reasonably contemplated by this Agreement to protect either of the Parties hereto and their intellectual property rights, including service follow-up on existing Subscribers.

14.2 Upon termination or expiration of this Agreement, Licensee shall have no further right to use, copy, duplicate, modify, enhance, create derivative works of, or sell and distribute the Licensed Program and Licensed Materials.

14.3 Upon termination or expiration of this Agreement for any reason, all rights and licenses granted to Licensee hereunder shall terminate and revert immediately to Licensor and Licensee shall immediately cease using the Licensed Marks and the Licensed Program.

14.4 In the event of termination or expiration of this Agreement, Licensee shall immediately (i) return to Licensor all Beta Version, Client and Server Software and Gold Master CD duplication disks together with all copies of the Licensed Materials, and all other materials associated with the Licensed Program, and (ii) destroy all copies of Improvements and certify in writing to the Licensor to that effect.

14.5 Licensor shall have no liability to Licensee for damages of any kind, including indirect, incidental or consequential damages, on account of the termination or expiration of this Agreement in accordance with its terms. Without limiting the generality of the foregoing, Licensor shall not be liable to Licensee for reimbursement or damages for the loss of goodwill, prospective profits or anticipated sales, or on

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account of any expenditures, investment, leases or commitments made by Licensee or for any other reason whatsoever based upon, or growing out of, such termination or expiration.

14.6 Perpetuity of Service Rights Upon the termination or expiration of this Agreement, Licensee shall shut down and terminate the service of the Licensed Program provided by Licensee and/or Affiliate (including Sublicensee). Licensor shall have the right to assume the service of the Licensed Program 1 month prior to such termination Licensor may elect to purchase any equipment purchased by Licensee and/or Affiliate (including Sublicensee) for the service of the Licensed Program at the fair market value of such equipment on the date Licensor elects to assume the service of the Licensed Program as determined by an independent third party expert appointed by mutual consent of the parties. Licensee hereby grant to Licensor a fully paid up, worldwide, transferable, royalty-free, sublicensable license to use, utilize, or otherwise exploit or have used, utilized or otherwise exploited and Licensee Artwork used in or in connection with the service of the Licensed Program, which license shall become effective upon Licensor’s written agreement to assume the service of the Licensed Program and payment of any amounts required to be paid to Licensee hereunder; provided that any tools or other technology not incorporated in the Licensed Program, shall be used by Licensor solely for internal use purpose and shall not be distributed or otherwise made available to any third party other than independent contractors engaged to assist Licensor in the development or support of service of the Licensed Program. Upon its assumption of service of the Licensed Program, Licensor shall be solely responsible for service of the Licensed Program on-going costs and duties and shall indemnify and hold Licensee harmless for any claims, damages, losses, costs or expenses arising out of occurrences resulting from Licensor’s operation of service of the Licensed Program following Licensor’s assumption of same.

15 Government Approval

In the event that the Licensed Program is held by the competent court or by the censorship bureau as a censorship violation, it shall be Licensee’s responsibility to obtain censorship approval before the commercial launch of the Licensed Program and Licensor shall make all necessary modification, at its sole discretion, requested by the Licensee to accommodate the censorship application process.

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16 Dispute Resolution

16.1 Arbitration All disputes, controversies or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, shall be finally settled by arbitration in United States in accordance under the laws of California. The award rendered by the arbitrator(s) shall be final and binding upon both parties concerned.

16.2 Governing Law The construction, validity, performance and effect of this Agreement shall be governed by the laws of the California State of the United States.

16.3 Legal Expenses The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies available to it at law or in equity to reimbursement for its costs and expenses (including court costs and reasonable fees for attorneys and expert witnesses) incurred with respect to bringing and maintaining any such section. The term “prevailing party” for the purposes of this Section shall include a defendant who has by motion, judgment, verdict or dismissal by the court, successfully defended against any claim that has been asserted against it.

17. Liquidated Damages

Unless otherwise defined in this Agreement, in the event of termination without any proper and acceptable reason by one Party, the terminating Party shall be liable for the liquidated damage suffered by the other Party of the amount of US $5,000,000.

18 Miscellaneous

18.1 Notice Any notice required or permitted by this Agreement shall be in writing, shall be sent by facsimile, or sent by a internationally-recognized commercial overnight courier, or mailed by registered or certified mail, addressed to the other party at the address shown at the beginning of this Agreement or to such other address as may be provided in writing by either party hereunder, and with return receipt. Any such notice shall be effective as of the date of receipt on the return receipt.

18.2 Force Majeure. Neither party shall be deemed in default of this Agreement to the extent that performance of its respective obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, or any other cause beyond the reasonable control of such party;

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provided, that the party interfered with gives the other party written notice thereof within ten (10) working days of the occurrence of such event or circumstance. In the event of such a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure but not in excess of three (3) months.

18.3 Assignment Licensee shall not assign this Agreement nor any rights or benefits hereunder to third-parties without the prior written permission and approval of Licensor. Licensor shall not unreasonably withhold such permission.

18.4 Independent Contractor Nothing contained herein shall in any way constitute any association, partnership or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Each of the parties shall be operating as independent contractors in fulfilling their respective obligations hereunder. Neither party shall have the right, power or authority to make any representation or warranty (whether express or implied), or to assume or create any obligation on behalf of the other party, or to bind the other party in any manner whatsoever.

18.5 Entire Agreement This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter contained herein. All prior negotiations, representations, agreements and understandings, oral or otherwise, are merged into this Agreement. The parties may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized representatives of both parties hereto.

18.6 Modification If either party desires to modify this Agreement, the parties shall, upon reasonable notice of the proposed modification by the party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is duly signed by authorized representatives of both parties hereto.

18.7 Severability If any provision of this Agreement (or part thereof) is determined by a court of competent jurisdiction to be void, invalid or otherwise unenforceable, such provision (or part thereof) shall be enforced to the extent possible consistent with the stated intention of the parties or if incapable of such enforcement, shall be deemed to be deleted from this Agreement while the remainder of this Agreement shall continue in full force and remain in effect according to its stated terms and conditions.

18.8 Remedies Unless otherwise expressly provided herein, either party’s selection of any remedies provided for this Agreement shall not be exclusive of any other remedies available hereunder. Or otherwise at law or in equity and all such remedies shall be deemed to be cumulative.

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18.9 Waiver No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall constitute a waiver of any such right, power, or remedy. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance.

18.10 Consent not unreasonably withheld. If a party is required under any provision of this Agreement to give approval or consent, or to confirm acceptance, such party shall not unreasonably withhold or delay giving such approval, consent or confirmation.

18.11 Relationship between the Parties The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be deemed to imply or constitute either party as the agent or representative of the other party, or both parties as joint ventures or partners for any purpose.

18.12 Headings Captions and headings contained in this Agreement have been included for ease of reference and convenience and shall not be considered in interpreting or construing this Agreement.

18.13 Counterparts This Agreement may be executed in four (4) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall not be binding upon a party until signed by such party where indicated below.

18.14 Construction This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party.

18.15 Languages This Agreement is executed in four (4) copies in English and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their corporate names by their duly authorized representatives.

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HanbitSoft, Inc.		Gamenow.net HK Limited.

By		By
Name	YOUNG-MAN KIM	Name	ZHU JUN
Title	CEO	Title	Chairman & CEO
Date		Date

IMC Games, Co., Ltd.		The9 Computer Technology Consulting (Shanghai) Co., Ltd

By		By
Name	Kim, Hakkyu	Name	ZHU JUN
Title	CEO	Title	CEO
Date		Date

Exhibit A

1.	LICENSED PROGRAM

Granado Espada

2.	DESIGNATED LOCATION & TERRITORY

The Location where Licensor permitted Licensee to set up Server Software within the Territory.

3.	Marketing Obligation

Licensee shall fund all forms of marketing, promotional and advertising activities exclusively for Licensed Program, including but not limited to production cost of posters, banners, point of sale and display materials, advertising across all print and electronic media, promotional events or product launches and all other marketing or advertising costs relating to third parties and shall not include salary or payroll costs relating to marketing of Licensed Program.

4.	Localization

Licensee agrees to pay the following costs related to localization of Licensed Program for servicing within the Territory during the localization process.

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4.1 All fees and expenditures including but not limited to the accommodation, transportation, translation of technical staffs dispatched by Licensor at the request of Licensee for technical support, adjustments and/or upgrading the Licensed Program of the Licensed Program within the Territory shall be borne by the Licensee, subject to the confirmation from both parties.

4.2 All costs related to translation of Licensed Program including but not limited to the text translation, string translation and web related contents should be borne to Licensee.

4.3 All the localization fees except the client version of Licensed Game for servicing in the Licensed Territory during localization should be borne by Licensee.

5.	Hanbitsoft’s Proprietary Trademarks

© 2004 IMC Games Co., Ltd. All Rights Reserved.

Exclusive License © Since 2000 HanbitSoft, Inc., All rights reserved

Granado Espada is registered trademark of IMC Games Co., Ltd

Exhibit B

Royalty Calculation

1.	The royalties payable by Licensee to Licensor for the Licensed Program under the Agreement shall be equivalent to 21% of the face value of the Charged Game Card.

2.	The royalties payable by Licensee to Licensor for other revenue generated from the Game (including all payment which treat sale, earning, profit, revenue, etc other than Game Card) under the Agreement shall be the equivalent to 21% of the total of such revenues.

3.	When the ratio of the other payment (such as mobile/online banking, credit card. Etc.) method is over 10% of total revenue, the parties shall negotiate the royalty rate or such methods through written agreements.

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Exhibit C

Development Schedule

(IMC Games shall provide)

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Exhibit D

Implementation Plan

(to be agreed by the Parties)

Exhibit E

The Licensor agrees to provide the Licensee with the following documentation upon the Licensee’s reasonable request in accordance with the development status of the Licensed Program.

Technical Support Request

A. SYSTEM DESCRIPTION

1. General Introduction to the system of the Licensed Program (including but not limited to the architecture of the Licensed Program, the capacity of each server, the traffic rate requirement of the Client Software)

2. Manual of the system structure of the Licensed Program (including system structure diagram, data diagram etc.)

3. Detail Introduction to the function of different Servers

4. The list of the TCP/UDP service required by the Servers, with the serial number of the corresponding ports.

5. Function and Capacity of the current Servers.

6. Manual of the expansion/condensation of the sub-division in the Licensed Program

B. IDC AND NETWORK REQUIREMENTS:

1. Network equipment SPEC and configuration requirements.

2. Network topological graph

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3. Network requirements: Bandwidth requirements (for 10000 concurrent users) and Requirements to the quality of the network service.

4. ACL configuration

C. SYSTEM INSTALLATION

1. Hardware SPEC

2. Hardware installation manual

3. Server installation manual (system, patch, other system module or software)

4. Execution plan of the installation of multiple Servers

5. Installation and Configuration of the Storage Devices

6. Access authorization of the System and Database

7. Specification on the installation of the Servers (Application Servers)

8. Specification on the installation of the Login Servers

9. Specification on the installation of the Accounting Servers

10. Specification on the installation of the Patch Servers

11. Specification on the installation of the Game database

12. Detail specification on the structure of the Game database

13. The methods of system examination

14. The basic recognition rules of the Character Data Format (an example is needed)

D. INTEGRATION WITH PASS9

1. Current procedure of registration, log in. Structure of the form of the user’s personal data.

2. Current Billing system structure, billing method, billing chart structure, charge/consume history record

E. Update

1. Update

a. Update contents and procedure

b. Online version test platform construction manual

2. Patch

a. Patch method and mechanism (manual update and auto-update)

b. Procedure of Updates (for users)

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c. Patch size

F. TOOLS

1. Monitor tools

a. Specification of the monitor tools (including monitoring the number of the online users, Server Capacity, Server Status etc.)

b. Specification on the Installation, Configuration, Usage and Maintenance of the monitor tools

2. GM tools

a. Specification of the GM tools

b. Specification on the Installation, Configuration, Usage and Maintenance of the GM tools (set up the offline GM tools)

3. Log analysis tools

a. Specification of the Log analysis tools

b. Specification on the Installation, Configuration, Usage and Maintenance of the Specification analysis tools

G. BACKUP AND STATISTICS OF THE DATA.

1. Data backup/recovery solution (including the data stored in the Servers and database)

2. Detail description of the original log records generated by the application server

3. Specification on the methods of game data statistics

H. SERVER MONITORING

1. Structuring and building of the monitoring environment

2. Monitoring and maintaining method of the Server status

I. OTHERS

1. Scopes and methods of technical support

2. Contacts (Including contacts’ name, position, email, MSN, Mobile phone etc.)

J. PROJECT SUPPORTING

1. Provide necessary technical support documentation (specification for system structure, server functions and all the related software/hardware, etc.) to ensure the operation of the Licensed Program within the Territory.

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2. Provide support for the game server’s software/hardware installation.

3. Provide support to the installation and configuration of the game application Server, and data Server.

4. Examine and test the installed system.

5. The Parties must unify the interface and make test for the development and changes in order to integrate with the Pass9 System(including the game activation, password modification, user account payment, games item delivery)

6. Provide monitoring and remote maintenance tools the game Servers.

7. Provide GM tools with the GM command logs, and examine system.

8. Billing system should support: game point system, different charge rate according to different time, and monthly subscription method.

9. Agreed and supported by both Parties, the database table columns may be increased for the convenience of statistics.

K. SUPPORT ON THE OPERATION AND MAINTAINENCE

l. Ensure a 7*24 communication channel with the dedicated technical supporting staff(s)

2. The9 shall be informed with any updates which may affect the online system (excluding bug modification and emergency) with a 14 day’s prior written notice.

3. Documents and reference on the changes in regard to the game contents

4. Technical support is required when game version upgrades or content changes.

5. Timely debugging, maintenance to the Client and Server Software and related tools are required

6. Solutions to solve the performance problems in application Servers.

7. Make system improvements to improve the operation service quality

8. Make system improvements to cut operation cost and improve operation efficiency

9. Make system improvements to improve system security level

10. The authority of accessing the database shall be provided.